Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

AVNET ANNOUNCES PRICING OF $350 MILLION IN

AGGREGATE PRINCIPAL AMOUNT OF NOTES

Phoenix, AZ – November 21, 2012 – Avnet, Inc. (NYSE:AVT) has announced the pricing of its offering of $350 million aggregate principal amount of 4.875% Notes due 2022 in a registered offering. The offering is expected to close on November 27, 2012, subject to customary closing conditions. Avnet intends to use the net proceeds from the sale of the notes to repay existing debt. Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc. are joint book-running managers for the offering.

The notes are being offered pursuant to an effective shelf registration statement that was filed by the Company with the Securities and Exchange Commission and became effective immediately upon filing on November 9, 2012. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any state or other jurisdiction.

A prospectus relating to this offering may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or RBS Securities Inc. at 1-866-884-2071. An electronic copy of the preliminary prospectus supplement and accompanying prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2012, Avnet generated revenue of $25.7 billion.

For more information, please contact:

Investor Relations

Vincent Keenan, +1 480-643-7053

Vice President, Investor Relations

vincent.keenan@avnet.com